Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGRREEMENT amends the Employment Agreement, dated as of the 23rd day of July, 2018 (the “Employment Agreement”), between Lantern Pharma Inc. (the “Company”), and Panna Sharma (“Executive”) is entered into as of May 18, 2020, and will become effective upon the Company’s initial public offering (“IPO”) and listing of its common stock on the NASDAQ Stock Market (the “Effective Date”). The Company and Executive may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Company and Executive have entered into the Employment Agreement dated as of the 23rd day of July, 2018, wherein the Company employed Executive as the Company’s Chief Executive Officer; and

WHEREAS, the Company is in the initial phases of an IPO and listing of its common stock on the NASDAQ Stock Market and the Company and Executive desire to amend Exhibit “A” to the Employment Agreement to become effective if and when the Company has completed its IPO and listed its shares of common stock on the NASDAQ Stock Market.

NOW THEREFORE, in consideration for the mutual covenants set forth herein and other legal and valuable consideration, the Parties agree as follows:

1. The Parties agree to extend the Term of the Employment Agreement to July 30, 2022.

2. Upon the completion of an IPO and the listing of the Company’s common stock on the NASDAQ Stock Market, Exhibit “A” to the Employment Agreement is hereby amended and restated as follows:

EXHIBIT A

I. Initial Base Salary. The Company shall pay Executive an initial pre-tax base salary (“Initial Base Salary”) of $260,000 (Two Hundred Sixty Thousand U.S. Dollars) per annum, less all applicable withholdings, with such Initial Base Salary to be paid in accordance with the Company’s standard payroll practices. The Initial Base Salary has been increased as of November 1, 2019, to $320,000 (Three Hundred Twenty Thousand U.S. Dollars) by mutual agreement.

II. Future Base Salary. Following completion of an initial public offering (“IPO”) and listing of the Company’s common stock on the NASDAQ Stock Market, the Company shall thereafter pay Executive a pre-tax base salary (“Future Base Salary”) of $432,000 (Four Hundred Thirty-Two Thousand U.S. Dollars) per annum, less all applicable withholdings. Payment of such Future Base Salary shall otherwise be paid in accordance with the Company’s standard payroll practices.

III. Bonus.

(a) Executive will be eligible for a cash bonus in the amount of $100,000, with such bonus to be paid within the first three months of calendar 2021 and with Executive’s eligibility to receive the bonus to be subject to achievement of operational and strategic milestones regarding the Company’s performance during calendar 2020 to be mutually agreed upon by the Company’s Board of Directors and the Executive.

(b) In addition, Executive will be eligible for an annual cash bonus of 25% (Twenty-Five Percent) of Executive’s applicable base salary during the annual period with respect to which such bonus is being paid. Executive’s eligibility to receive the bonus will be subject to achievement of operational and strategic milestones to be mutually agreed upon by the Company’s Board of Directors and the Executive with respect to the applicable annual period to which the bonus relates. The milestones will be reviewed at Board meetings and may be adjusted from time to time based on market conditions, competitive environment and Company progress.

(c) Executive will also be eligible to receive discretionary bonuses in an amount determined by the Company’s Compensation Committee.

IV. Incentive Equity.

(a) Subject to an IPO and listing of the Company’s common stock on the NASDAQ Stock Market, the Company agrees to accelerate the vesting of all of Executives stock options granted to Executive prior to the IPO and listing of the Company’s common stock on the NASDAQ Stock Market and to grant additional options (the “Additional Options”) to Executive to purchase 76,628 shares of the Company’s common stock (such number being already adjusted for a 1.74 for 1 forward stock split) pursuant to, and in accordance with, the Lantern Pharma Inc. 2018 Equity Incentive Plan (the “Plan”). The exercise price of the Additional Options shall be the IPO price in the Company’s IPO with one third of the Additional Options granted vesting 180 days after the grant date of the Additional Options with the remaining amount of the Additional Options vesting in equal increments each month for an additional thirty months period commencing the 181st day after the grant date of the Additional Options.

(b) The Company shall also designate 100,000 shares of the Company’s common stock to be available and set aside in accordance with the Plan for potential future option grants or incentive equity awards to Executive based on milestones and other performance factors to be determined by the Board in its discretion from time to time.

(c) Executive recognizes that the exercise price of the options to be granted to Executive as described above shall be determined in accordance with the terms of the Plan at the time such applicable options are granted pursuant to the Plan. Executive further recognizes that shares issued to Executive upon exercise of any and all such options, shall be subject to the terms and provisions of the Company’s organizational documents, to the terms and provisions of the Plan and the related option grant documents, and to the terms and provisions of any existing voting agreements, investors’ rights agreements, right of first refusal and co-sale agreements and agreements of similar nature that may be in existence at the time any such options are exercised. Executive agrees to take all other actions and execute such further agreements or documents as may be requested by the Company in order to further evidence or reflect Executive’s agreement to be bound by such voting agreements, investors’ rights agreements, right of first refusal and co-sale agreements, and agreements of similar nature.

V. Expenses. Executive will be reimbursed by the Company for his reasonable, documented, out-of-pocket business expenses. These expenses will be reimbursed consistent with the Company’s policy on expense reimbursement in effect from time to time. Executive will be responsible for the expense of his meals, unless such meal is a business-related event, in which case such meal will be subject to the Company’s general expense reimbursement policy.

3. All other terms and conditions to the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the Effective Date.

COMPANY:

Lantern Pharma Inc.

By:	/s/ Leslie Kreis
Director and
Compensation Committee Chairman

EXECUTIVE:

/s/ Panna Sharma
Panna Sharma

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